Exhibit 5.1

Amit Birk – Law Office

June 20, 2018

Magic Software Enterprises Ltd.
Or Yehuda 6021805,
Israel

Re:	Registration Statement on Form F-3 of Magic Software Enterprises Ltd.

Ladies and Gentlemen:

I refer to the Registration Statement on Form F-3, as it may be amended from time to time (the “Registration Statement”), to be filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Magic Software Enterprises Ltd., an Israeli company (the “Company”).

I have acted as Israeli counsel to the Company in connection with the Registration Statement pertaining to the offering for resale by the Selling Shareholders of up to 4,268,293 ordinary shares, par value NIS 0.1 per share, of the Company (the “Shares”).

As Israeli counsel to the Company, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purpose of my opinion.  Upon the basis of such examination, I am of the opinion that the Shares have been validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to Israeli law, and I do not express any opinion as to the laws of any other jurisdiction.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the headings “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus which is a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Ami Birk, Adv.

/s/ Amit Birk